Resources Connection Announces Quarterly Dividend

DALLAS, Texas, May 1, 2025 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”) announced today that its Board of Directors has approved a cash dividend of $0.07 per share, payable on July 21, 2025 to all stockholders of record on June 23, 2025.

“It’s our intention to provide shareholders with a meaningful, sustainable dividend that supports our initiatives to maintain substantial liquidity, fund future growth and opportunistically repurchase shares, given the current high-interest rate environment and ongoing macro uncertainty,” stated RGP Chief Financial Officer Jennifer Ryu. “As a result, our board of directors has authorized a dividend that effectively balances the yield of our common stock and shifts more than $9 million of cash annually to support other capital allocation needs.”

ABOUT RESOURCES CONNECTION
RGP is a professional services firm that powers the operational needs and change initiatives of its client base utilizing a combination of three distinct engagement brands:

•On-Demand by RGPTM: Our on-demand talent solutions, providing businesses with a go-to source for bringing in experts when they need them;
•Veracity by RGPTM: Our consulting arm, driving transformation across people, processes & technology; and
•Countsy by RGPTM: Our outsourced services for accounting, human resources and equity, helping startups, scaleups and spinouts focus on their growth.

Regardless of engagement model, we Dare to Work Differently® by leveraging human connection and collaboration to deliver practical solutions and impactful results. We offer a more effective way to work that favors flexibility and agility as businesses confront change and transformation pressures amid skilled labor shortages.

Based in Dallas, TX with offices worldwide, we annually engage with over 1,700 clients around the world from 42 physical practice offices, multiple virtual offices and approximately 3,200 professionals. RGP is proud to have served 88% of the Fortune 100 as of February 2025 and has been recognized by U.S. News & World Report (2024-2025 Best Companies to Work for) and Forbes (America’s Best Management Consulting Firms 2024, America’s Best Midsize Employers 2024, World's Best Management Consulting Firms 2024).

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com